Exhibit (a)(1)(vi)

Offer to Purchase for Cash

Up To $350,000,000 of Shares of Its Outstanding

Common Stock

(CUSIP No. 421924) (the “Common Stock”)

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated February 20, 2013 (together with any supplement, the “Offer to Purchase”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), an aggregate of up to $350 million of shares of the outstanding Common Stock (the “Common Stock”) of HealthSouth Corporation (the “Company”). Upon the terms and subject to the conditions of the Offer, the Company will determine a single price per share of Common Stock that they will pay for shares of Common Stock properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares of Common Stock properly tendered and not properly withdrawn and the prices specified by tendering stockholders. The Company will select the lowest purchase price, not greater than $25.50 per share nor less than $22.50 per share, that will allow them to purchase that number of shares of Common Stock having an aggregate purchase price of $350 million, or a lower amount depending on the number of shares of Common Stock properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). All shares of Common Stock acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. Only shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, we may not purchase all of the shares of Common Stock tendered at or below the Final Purchase Price if, based on the Final Purchase Price, shares having an aggregate purchase price in excess of $350 million are properly tendered and not properly withdrawn.

The Company’s offer to purchase the Common Stock, and the terms and conditions of the Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.”

This material is being forwarded to you as the beneficial owner of the Common Stock held by us for your account but not registered in your name. A tender of such Common Stock may only be made by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Common Stock held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Your instructions should be promptly forwarded to us in order to permit us to tender the Common Stock on your behalf in accordance with the terms and conditions of the Offer. The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, March 19, 2013, unless extended or earlier terminated by the Company (such date and time for the Offer, as may be extended, the “Expiration Date”). Common Stock tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 midnight, New York City time, at the end of the Expiration Date or, if not previously returned by the Company, after 40 business days from the commencement of the Offer if the Company has not accepted the tendered Common Stock by that date.

Your attention is directed to the following:

• The Offer is for up to $350 million of the Company’s outstanding Common Stock.

• The Offer is subject to certain conditions set forth in the Offer to Purchase in the section entitled “The Offer—Conditions of the Offer.”

• The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Common Stock held by them as a nominee or in a fiduciary capacity. A registered holder of Common Stock that tenders its Common Stock directly to Computershare Inc., as the Depositary, and who does not give instructions for payment to be made or delivered, or unpurchased Common Stock to be issued or delivered, to another person will not need to pay any brokerage commissions to J.P. Morgan Securities LLC, the Dealer Manager, or transfer taxes. If you hold Common Stock through a broker or bank that is not J.P. Morgan Securities LLC, however, you should ask your broker or bank whether you will be charged a fee to tender your Common Stock.

• The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, March 19, 2013, unless extended or earlier terminated by the Company.

IF YOU WISH TO HAVE US TENDER YOUR COMMON STOCK, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE BACK OF THIS LETTER IN THE ENCLOSED ENVELOPE WITHIN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE APPLICABLE EXPIRATION DATE.

PLEASE DO NOT COMPLETE THE LETTER OF TRANSMITTAL. IT IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER COMMON STOCK.

INSTRUCTIONS WITH RESPECT TO THE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer made by HealthSouth Corporation with respect to the Common Stock.

This will instruct you to tender the Common Stock, as indicated below, held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

DESCRIPTION OF COMMON STOCK TENDERED
Name(s) and Address(es) of Holder(s) (Please fill in, if blank)	Common Stock Tendered*

	Certificate No.	Number of Shares

CUSIP No. 421924*

* Must be tendered in denominations of individual shares.

Indicate below the order (by certificate number) in which shares of Common Stock are to be purchased in the event of proration (attach additional signed list if necessary). If you do not designate an order, if less than all shares of Common Stock tendered are purchased due to proration, shares of Common Stock will be selected for purchase by the Depositary. See Instruction 10 to the Letter of Transmittal.

1st:	2nd:	3rd:	4th:	5th:

1.	Shares Tendered at a Price Determined by You:

By checking one of the following boxes below instead of the box under “Shares Tendered at a Price Determined Pursuant to the Offer,” you are tendering shares of Common Stock at the price checked. This action could result in none of your shares being purchased if the Final Purchase Price selected by the Company for the shares in accordance with the terms of the Offer is less than the price checked below.

If you want to tender portions of your shares of Common Stock at differing prices, you must complete a separate letter for each price at which you tender shares. The same shares cannot be tendered at more than one price, unless previously validly withdrawn as provided in the Offer to Purchase.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

CHECK ONLY ONE BOX

IF MORE THAN ONE BOX IS CHECKED,

THERE IS NO PROPER TENDER OF SHARES

☐ Price $22.50	☐ Price $23.75	☐ Price $25.00

☐ Price $22.75	☐ Price $24.00	☐ Price $25.25

☐ Price $23.00	☐ Price $24.25	☐ Price $25.50

☐ Price $23.25	☐ Price $24.50

☐ Price $23.50	☐ Price $24.75

-OR-

2.	Shares Tendered at a Price Determined Pursuant to the Offer:

☐	By checking this one box instead of one of the price boxes above, you are tendering shares of Common Stock and are willing to accept the Final Purchase Price as defined in the Offer to Purchase selected by the Company in accordance with the terms of the Offer. This action will maximize the chance of having the Company purchase all of your shares. Note this action could result in your receiving a price per share as low as $22.50.

CONDITIONAL TENDER

(See Instruction 11 to the Letter of Transmittal)

A stockholder may tender Common Stock subject to the condition that a specified minimum number of the stockholder’s shares of Common Stock tendered pursuant to the Letter of Transmittal must be purchased if any shares of Common Stock tendered are purchased, as described in the Offer to Purchase. Unless at least the minimum number of shares of Common Stock indicated below is purchased by the Company pursuant to the terms of the Offer, none of the Common Stock tendered will be purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of shares of Common Stock that must be purchased if any are purchased, and the Company urges stockholders to consult their tax advisors before completing this section. Unless this box has been checked and a minimum number of shares of Common Stock specified, the tender will be deemed unconditional.

☐	The minimum number of shares Common Stock that must be purchased, if any are purchased, is: shares.

If, because of proration, the minimum number of shares of Common Stock designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her shares of Common Stock and checked this box:

☐	The tendered Common Stock represents all Common Stock held by the undersigned.

ODD LOTS

(See Instruction 12 to the Letter of Transmittal)

To be completed ONLY if Common Stock being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 shares of Common Stock. The odd lot preference is not available for partial tenders or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if these holders have separate accounts or certificates representing fewer than 100 shares of Common Stock.

The undersigned is either (check one box):

☐	the beneficial or record owner of an aggregate of fewer than 100 shares of Common Stock, all of which are being tendered; or

☐	a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares of Common Stock and is tendering all of the Common Stock beneficially owned by each such person.

SIGNATURE

Dated: , 2013

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number(s)):

NONE OF THE COMMON STOCK HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. AFTER RECEIPT OF INSTRUCTIONS TO TENDER, UNLESS OTHERWISE INDICATED WE WILL TENDER ALL THE COMMON STOCK HELD BY US FOR YOUR ACCOUNT.